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                                                                    Exhibit 99.1

                                                 JDA INVESTOR RELATIONS CONTACT:
-    JDA SOFTWARE GROUP, INC.    Kristen L. Magnuson, Senior Vice President, CFO
-    NEWS RELEASE                                          Phone: (480) 308-3000

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                   JDA CO-FOUNDER, FREDERICK M. PAKIS RESIGNS

SCOTTSDALE, ARIZ.- AUGUST 28, 2000 - JDA SOFTWARE GROUP, INC. (NASDAQ: JDAS) announced the resignation of Mr. Frederick M. Pakis as Co-Chairman and a member of the Company's Board of Directors, to pursue outside interests. Mr. Pakis co-founded the Company in 1986 and has since served in several leadership capacities with the Company, including President, Co-Chief Executive Officer and Co-Chairman of the Company's Board of Directors.

Mr. James D. Armstrong, Chief Executive Officer and Chairman of the Board said, "We would like to express our appreciation for Mr. Pakis' valuable and diligent service to the Company and its Board of Directors and we wish him well in his other endeavors."

Mr. Pakis said "I have spent over half of my 25 year professional career with JDA, and it has been a valuable and rewarding experience. I look forward now to devoting my attention to local philanthropic endeavors and to participating in the area's growing start-up technology community."

Mr. Armstrong added that the Company's Board will not immediately appoint a replacement for Mr. Pakis but will consider its options at the next meeting of the Board of Directors.

ABOUT JDA SOFTWARE GROUP

         With the world's largest base of multi-channel retailers and merchandisers, JDA Software Group, Inc. (NASDAQ:JDAS) is the global leader in providing integrated software and professional services that address real-world issues to help companies manage their mission critical operations. By capitalizing on its market position and financial strength, JDA commits significant resources in furthering its next generation of retail intelligent solutions that exploit the power of the Internet to meet emerging business needs. Founded in 1985, JDA is headquartered in Scottsdale, Arizona and employs approximately 1,100 associates operating from 26 offices in major cities throughout North America, South America, Europe, Asia and Australia. For more information, visit JDA at http://www.jda.com.

JDA Software Group
14400 North 87th Street
Scottsdale, AZ 85260